Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-213889, effective November 22, 2016, on Form S-4 and Form S-4/A; File No. 333-213607, effective September 13, 2016, on Form S-3; File No. 333-153059, effective August 18, 2008, on Form S-8 and Form S-8POS; and File No. 333-183497, effective August 23, 2012, on Form S-3D and Form S-3DPOS, effective September 13, 2012, of Middlefield Banc Corp. of our report dated March 15, 2017, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Middlefield Banc Corp. for the year ended December 31, 2016.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 15, 2017